EXHIBIT 99.1

ASP Isotopes Announces Quantum Leap Energy’s

Confidential Submission of Draft Registration Statement for

Proposed Initial Public Offering

WASHINGTON, Nov. 12, 2025 (GLOBE NEWSWIRE) -- ASP Isotopes Inc. (NASDAQ: ASPI) today announced that its wholly-owned subsidiary, Quantum Leap Energy LLC (“QLE”), has confidentially submitted a draft registration statement on Form S-1 to the Securities and Exchange Commission (the “SEC”) relating to the proposed initial public offering of QLE’s Class A common stock. The number of shares to be offered and the price range for the proposed offering have not yet been determined. The proposed initial public offering remains subject to the completion of the SEC review process as well as market and other conditions.

This press release is being issued pursuant to, and in accordance with, Rule 135 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations of offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act.

About ASP Isotopes Inc.

ASP Isotopes Inc. is a development stage advanced materials company dedicated to the development of technology and processes to produce isotopes for use in multiple industries. The Company employs proprietary technology, the Aerodynamic Separation Process (“ASP technology”). The Company’s initial focus is on producing and commercializing highly enriched isotopes for the healthcare and technology industries. The Company also plans to enrich isotopes for the nuclear energy sector using Quantum Enrichment technology that the Company is developing. The Company has isotope enrichment facilities in Pretoria, South Africa, dedicated to the enrichment of isotopes of elements with a low atomic mass (light isotopes).

Contacts

Jason Assad– Investor relations

Email: JAssad@ASPIsotopes.com